Exhibit 10.1

DATED 20th May 2016

MITSUBISHI ESTATE LONDON LIMITED

and

CRA INTERNATIONAL (UK) LIMITED

and

CRA INTERNATIONAL, INC.

Counterpart

AGREEMENT FOR LEASES

relating to

Unit 2, Part Ground Floor and Fourth Floor,

8 Finsbury Circus, London EC2

125 London Wall

London EC2Y 5AL

Tel:  +44(0)20 7524 6000

i

Schedule 3		30
	Part 1	30
	Key Consultants	30
	Part 2	30
	Principal Trade Contractors	30
Appendix 1		33
	Electronic Data Room	33
Appendix 2		34
	Leases	34
Appendix 3		35
	Licences to Carry out Tenant’s Works	35
Appendix 4		36
	Forms of Third Party Rights	36
Appendix 5		37
	Tenant Guide	37
Appendix 6		38
	Base building specification and category A specification	38
Appendix 7		39
	CAD Exercise Area Measurement Report	39
Appendix 8		40
	Duty of Care Letter	40
Appendix 9		41
	Guarantor’s Legal Opinion	41
Appendix 10		42
	Defects Policy	42
Appendix 11		43
	Side Deed	43

ii

AGREEMENT FOR LEASES

DATE 20TH MAY 2016

PARTIES

(1)                       MITSUBISHI ESTATE LONDON LIMITED (incorporated and registered in England and Wales under company registration number 2435659), the registered office of which is at 125 London Wall, London EC2Y 5AL (the “Developer”);

(2)                       CRA INTERNATIONAL (UK) LIMITED (incorporated and registered in England and Wales under company registration number 04007726), the registered office of which is at 99 Bishopsgate, London EC2M 3XD (the “Tenant”); and

(3)                       CRA INTERNATIONAL, INC. (incorporated and registered in Massachusetts, United States of America under company registration number 042372210), the registered office of which is at 200 Clarendon Street T-10 Boston MA 02116 and whose address for service in England and Wales is at 90 Bishopsgate London EC2M 3XD (the “Guarantor”).

RECITALS

(A)                     The Developer has undertaken the Development including the carrying out of the Works.

(B)                     The Developer has agreed with the Tenant to grant to the Tenant the Leases of the Premises on the terms and conditions of this agreement. The Tenant has agreed to accept the Leases on the terms and conditions of this agreement.

(C)                     The Guarantor has agreed with the Developer to guarantee the obligations of the Tenant under this agreement.

IT IS AGREED AS FOLLOWS:

1.                            DEFINITIONS

In this agreement and in the recitals to it, unless the context otherwise requires, the following definitions apply:

“Adjudicator”

means a member of Mark Hackett Associates LLP as nominated by the senior partner or managing director from time to time to act as Adjudicator under this agreement;

“Agreed Form”

means, in relation to any document, the form of that document (or the draft of it) which is in an agreed form and attached to this agreement in the schedules or in the appendices or in a separate book of annexures;

“Ancillary Services Engineer”

means WSP UK Limited (incorporated and registered in England and Wales under company registration number 01383511) or such other firm or company of engineers as may be appointed for the purpose of the Works;

“Architect”

means Wilkinson Eyre Architects Limited (incorporated and registered in England and Wales under company registration number 03850587) or such other firm or company of architects as may be appointed for the purpose of the Works;

“Building Systems”

means the mechanical, electrical, sanitary, heating, ventilating (including standby generators/generators), life-safety, air-conditioning, hot and cold water, waste, fire, water treatment or other systems forming part of the Works;

“Business Day”

means a day other than Saturday, Sunday or a day on which banks are authorised to close in London for general banking business;

“CDM Co-ordinator”

means prior to 6 October 2015 PFB Construction Management Services Limited (incorporated and registered in England and Wales under company registration number 02986767);

“CDM Regulations”

means the Construction (Design and Management) Regulations 2007 and the Construction (Design and Management) Regulations 2015 (as applicable);

“Code”

means the sixth edition of the “Code of Measuring Practice: A Guide for Property Professionals” published on behalf of the Royal Institution of Chartered Surveyors;

“Commissioning”

the evaluation of whether the Building Systems the supply or fitting of which is included in the Works which have been tested are operating within the tolerances permitted by the relevant specification for the Property and the expression “Commissioned” shall be construed accordingly;

“Completion Date”

means  20th May 2016;

“Conditions”

means the conditions in Part 1 of the Standard Commercial Property Conditions (Second Edition);

“Consents”

means all approvals, consents, licences, permissions, certificates and statutory agreements required from any competent authority and necessary for carrying out and completing the Works including the Planning Permission, and building regulations consents (or proper and valid waivers made by the relevant competent authority);

“Construction Management Agreement”

means an agreement dated 16 December 2014 and made between (1) the Development Manager and (2) the Construction Manager as the same may be varied or amended from time to time and all its or their attendant and subsidiary documents and/or any further or other construction management agreement which may be entered into for the carrying out and completion of the Works;

“Construction Manager”

means Lend Lease Construction (EMEA) Limited (incorporated and registered in England and Wales under company registration number 00467006), the registered office of which is at 20 Triton Street, Regent’s Place, London NW1 3BF or such other construction manager as may be appointed by the Development Manager or the Developer (as the case may be) to carry out the in relation to the Works or any part of the in relation to the Works;

“Defects Period”

means the period of 12 months commencing on the date of Practical Completion;

“Defects Policy”

means an insurance policy in respect of defects in the Works, substantially in the form of the draft attached as Appendix 10, when completed, with an insurance company and in a form approved by the Developer;

“Developer’s Contribution”

means the payment or payments to be made by the Developer to the Tenant in accordance with the provisions of clause 18;

“Developer’s Solicitors”

means Nabarro LLP of 125 London Wall, London EC2Y 5AL (reference: PC/HPP/P1045/00324);

“Development”

means the redevelopment of the Property behind a partially retained façade to South Place and erection of (amongst other things) a new nine storey office building (ground floor plus eight storeys) (Class B1(a)) with alternative uses of part ground and part lower ground for retail (Class A1/A2/A3/A4) and associated ancillary works pursuant to the Planning Permission;

“Development Management Agreement”

means an agreement dated 30 June 2014 and made between (1) the Developer and (2) the Development Manager as the same may be varied or amended from time to time and all its or their attendant and subsidiary documents and/or any further or other development management agreement which may be entered into for the carrying out and completion of the Works;

“Development Manager”

means Stanhope Plc (incorporated and registered in England and Wales under company registration number 3017841), the registered office of which is at 2nd Floor, 100 New Oxford Street, London WC1A 1HB, or such other firm or company as may be appointed by the Developer for the purposes of providing development management services in relation to the Works;

“Documents”

means detailed plans, drawings, sections, elevations and specifications for the Works in Agreed Form as described in the base building specification and category A specification attached as Appendix 6 and the expression includes any variations made in accordance with the provisions of this agreement;

“Electronic Data Room”

means the electronic data room in respect of the Property, access to which the Developer has given to the Tenant and the Tenant’s Solicitors and containing the documents listed in Appendix 1;

“Group”

means a group of companies within the meaning of section 42 of the Landlord and Tenant Act 1954;

“Guarantor’s Legal Opinion”

means a legal opinion from Foley Hoag LLP of Seaport West, 155 Seaport Boulevard, Boston MA US 02210-2600 in respect of the Guarantor in the Agreed Form attached as Appendix 9;

“Initial Rent”

means the rent per annum which will be the rent first reserved by each of the Leases as follows:

(a)                       Unit 2, Part Ground Floor: one hundred and ninety one thousand, eight hundred and twelve pounds and fifty pence (£191,812.50); and

(b)                       Fourth Floor: one million, four hundred and forty four thousand, two hundred and seventy two pounds and fifty pence (£1,444,272.50);

“Insured Risks”

means loss or damage arising from fire, explosion, lightning, earthquake, flood, storm, bursting or overflowing of water tanks, pipes or other water or heating apparatus, impact, aircraft (other than hostile aircraft) and things dropped from such aircraft, terrorism, riot, civil commotion and malicious damage and such other risks as the Developer may reasonably require;

“Key Consultants”

means the Construction Manager, the Architect, the Property Services Engineer, the Ancillary Services Engineer, the Structural Engineer, the CDM Co-ordinator and the Validation Engineer (brief details of their appointments being set out in Part 1 of Schedule 3) and the expression includes replacements substituted for such professional consultants and providing the same services appointed by the Developer for the purposes of the Works;

“Leases”

means (together) the two leases (on a floor by floor basis) of the Premises in Agreed Form attached as Appendix 2, and the expression “Lease” (with the addition of the relevant floor of the Premises) shall mean the relevant one of them (as the case may be);

“Licences to Carry Out Tenant’s Works”

means licences for works in respect of the Tenant’s Works, one in respect of each of the Leases, in Agreed Form attached as Appendix 3 with such additions and alterations as the parties may, acting reasonably, agree having regard to the eventual design and construction of the Tenant’s Works;

“Measured Area”

means the number of square feet of the Net Internal Area of the Premises measured in the manner provided for in clause 16 (rounded to the nearest square foot);

“Measurement Report”

means the report prepared by the Measurement Surveyor attached as Appendix 7;

“Measurement Surveyor”

means Plowman Craven Limited (incorporated and registered in England and Wales under company registration number 06429056), the registered office of which is at 141 Lower Luton Road, Harpenden, Hertfordshire AL5 5EQ, appointed to ascertain the Measured Area;

“Net Internal Area” or “NIA”

means net internal area (expressed in square feet) of the Premises as constructed measured in accordance with the Code;

“Offices”

means the parts of the Property on the lower ground, ground and first to eighth floors intended to be used as offices as identified in the Measurement Report;

“Plan”

means the plan or plans (if any) attached to this agreement and “Plan 1”, “Plan 2” etc. shall be construed accordingly;

“Planning Permission”

means the planning permission dated 10 May 2013 under reference 12/00811/FULLMAJ obtained by or on behalf of the Developer for carrying out the Development as varied from time to time and “Planning Permissions” shall be construed accordingly and “Planning Permissions” shall be construed accordingly;

“Practical Completion”

means the date on which the Construction Manager, countersigned by the Architect, certified that the Works were substantially completed, being 22 April 2016, and in this agreement the expressions “Certificate of Practical Completion” and “practically completed” shall be construed accordingly;

“Pre-Commissioning”

the works necessary to take the Building Systems or any part of the Building Systems from static completion to Commissioning and the expression “Pre-Commissioned” shall be construed accordingly;

“Premises”

means, separately, the premises to be let to the Tenant by each of the Leases or, as the context requires, to be let by all of the Leases and as briefly described in Schedule 1, and forming part of the Property;

“Prescribed Rate”

means, for the purposes of this agreement, four per cent per annum above the base rate of HSBC Bank plc from time to time;

“Principal Designer”

means, from and including 6 October 2015, the Architect;

“Principal Trade Contractors”

means those of the Trade Contractors with material design responsibility for carrying out the elements of the Works as listed in Schedule 3;

“Property”

means the freehold land known as 8 Finsbury Circus, London EC2 and 11, 12, 13 and 14 South Place, London EC2 as the same is registered at the Land Registry, as at the date of this agreement, with title absolute under title number NGL66474;

“Property Services Engineer”

means WSP UK Limited (incorporated and registered in England and Wales under company registration number 01383511) or such other firm or company of building services engineers as may be appointed for the purpose of the Works;

“Rent Commencement Date”

means, for each Lease, the day following the end of the Rent Free Period for that Lease;

“Rent Free Period”

means, in relation to the Initial Rent, the period:

(a)                       commencing on the earlier of:

(i)                           the Completion Date; and

(ii)                        the date of actual completion of the Leases; and

(b)                       ending on the date which is the number of months specified in relation to each Lease in Schedule 1 from and including the date referred to in paragraph (a) above;

“Side Deed”

means the first side deed in respect of the Leases in the Agreed Form attached as Appendix 11;

“Statutory Requirements”

the requirements of any directly applicable provision of any statutory enactment or any regulation, rule or order made pursuant thereto or any regulation, occurrences or bye-law of any local authority or of any statutory undertaker which has jurisdiction with regard to the Works or with whose systems the same is or will be connected and any conditions attached to any notices served under any such enactment, regulations, rule or order, regulation or bye-law;

“Structural Engineer”

means Waterman Structures Limited (incorporated and registered in England and Wales under company registration number 02193976) or such other firm or company of structural engineers as may be appointed for the purpose of the Works;

“Tenant Guide”

means the tenant fit out guide and building handbook attached as Appendix 5 as the same is amended or substituted from time to time;

“Tenant’s Representative”

means CBRE of St. Martin’s Court, 10 Paternoster Row, London EC4M 7HP or such other firm of surveyors appointed by the Tenant for the purpose of this agreement;

“Tenant’s Solicitors”

means Bird & Bird LLP of 15 Fetter Lane, London EC4A 1JP (reference: Andrew Stobbart);

“Tenant’s Works”

means the works to be carried out by the Tenant at its own expense to fit out the Premises for use and occupation and the Tenant’s Category A Works;

“Tenant’s Category A Works”

means works to be carried out by the Tenant, as part of the Tenant’s Works, to the part ground floor of the Premises comprising:

(a)                       MECHANICAL:

(i)                           LTHW/CHW Pipework;

(ii)                        Primary Ductwork;

(iii)                     Secondary Ductwork & Grilles;

(iv)                    Mechanical Power;

(v)                       BMS;

(vi)                    Water Treatment;

(vii)                 Testing & Commissioning;

(b)                       LIGHTING:

(i)                           Design, supply and installation of lighting controls & wiring;

(ii)                        Supply and installation of modular/emergency fittings;

(iii)                     Testing & Commissioning;

(c)                        FIRE ALARM: Design, supply, installation test and commissioning of the Fire Alarm, PA/VA systems;

(d)                       SPRINKLERS: Design, supply, installation test and commissioning of the specified sprinkler installation;

(e)                        BWICS: Installation of free-issue blinds;

“Third Party Rights”

means the third party rights to be provided in favour of the Tenant from the Construction Manager, the Key Consultants and the Principal Trade Contractors in the form attached at Appendix 4;

“Trade Contracts”

means the contracts entered into between the Development Manager and the Trade Contractors for the carrying out and completion of the Works;

“Trade Contractors”

means the trade contractors pursuant to the Trade Contracts;

“Validation Engineer”

Core Group Limited (incorporated and registered in England and Wales under company registration number 05116370) or such other firm or company of validation engineers as may be appointed for the purpose of the Works;

“Value Added Tax”

means value added tax or any similar tax from time to time replacing it or performing a similar fiscal function;

“Works”

means the works, brief details of which are contained in Schedule 2 (whether on or off the Premises) as specified in the Documents with modifications required by the Developer or necessary to meet with the requirements of any competent authority or to comply with the Consents or this agreement and excluding, for the avoidance of doubt, the Tenant’s Category A Works.

2.                            INTERPRETATION

2.1                                        The contents page, headings and sub-headings in this agreement are for ease of reference only and do not affect the meaning of this agreement.

2.2                                        A reference to a clause, paragraph or schedule is to a clause or paragraph or schedule to this agreement and a reference to this agreement includes its schedules and appendices.

2.3                                        Obligations undertaken by more than one person are joint and several obligations.

2.4                                        A reference to a person includes an individual, firm, partnership, company, association, organisation or trust (in each case whether or not having a separate legal personality).

2.5                                        A reference to a company includes any company, corporation or any other body corporate (wherever incorporated).

2.6                                        References to one gender include all genders.

2.7                                        Words in the singular include the plural and vice versa.

2.8                                        Any words following the terms “include” and “including” or any similar expression shall be interpreted as illustrative and shall not limit the sense of the words preceding those terms.

2.9                                        General words do not have a restrictive meaning because they are preceded or followed by specific words indicating a particular type, class or category.

2.10                                 Excluding reference to the Code and unless otherwise specified a reference to legislation is a reference to all legislation having effect in the United Kingdom from time to time, including:

2.10.1                                          directives, decisions and regulations of the Council or Commission of the European Union;

2.10.2                                          Acts of Parliament;

2.10.3                                          orders, regulations, consents, licences, notices and bye-laws made or granted:

(a)                       under any Act of Parliament; or

(b)                       under any directive, decision or regulation of the Council or Commission of the European Union; or

(c)                        by a local authority or by a court of competent jurisdiction; and

2.10.4                                          any mandatory codes of practice issued by a statutory body.

2.11                                 Unless otherwise specified a reference to particular legislation is a reference to that legislation as amended, modified, consolidated, re-enacted or replaced from time to time and to all subordinate legislation made under it from time to time.

2.12                                 Where any party agrees to do something it will be deemed to fulfil that obligation if it procures that it is done.

2.13                                 Where any act is prohibited no party will permit or omit to do anything which will allow that act to be done.

2.14                                 Where any notice, consent, approval, permission or certificate is required to be given by any party to this agreement such notice, consent, approval, permission or certificate must be in writing and will not constitute a valid notice, consent, approval, permission or certificate for the purpose of this agreement unless it is in writing.

2.15                                 A reference in the Conditions to a working day is a reference to a Business Day.

3.                            NOT USED

4.                            NOT USED

5.                            NOT USED

6.                            NOT USED

7.                                      PRACTICAL COMPLETION AND DOCUMENTS TO BE PROVIDED TO THE TENANT

7.1                                        Practical Completion

Practical Completion of the Works was certified on 22 April 2016, subject to a list of snagging items and the Certificate of Practical Completion shall be final and binding on the Developer and the Tenant.

7.2                                        Documents to be provided to the Tenant

7.2.1                                                 The Developer shall procure the supply to the Tenant of the following:

(a)                       as soon as reasonably practicable following receipt and with the Developer using reasonable endeavours to procure the supply to the Tenant within 20 Business Days of the Completion Date:

(i)                           an electronic version of “as-built” scale drawings and specifications relating to the Works;

(ii)                        an electronic version of “as-built” scale drawings of the Building Systems forming part of the Works;

(iii)                     an electronic version of operating and maintenance manuals for each of the relevant Building Systems and the Premises;

(iv)                    an electronic copy of the health and safety file for the Premises;

(v)                       an energy performance certificate and recommendations report prepared in accordance with Building Regulations 2010 for the “building” (as defined in regulation 17E of such Building Regulations); and

(vi)                    a copy of the relevant BREEAM certificate;

(b)                       within five Business Days of receipt:

(i)                           copies of all of the test results and certificates required in respect of each of the Pre-Commissioning and the Commissioning; and

(ii)                        the Certificate of Practical Completion together with all accompanying schedules and annexes, including those listing any snagging items.

7.2.2                                                 Documents to be supplied pursuant to clause 7.2.1 may be supplied electronically and shall be copied to the Tenant’s Representative.

8.                            DEFECTS AND DEFECTS POLICY

8.1                                        Defects

8.1.1                                                 The Developer shall (subject to being granted the requisite rights of entry by the Tenant) use reasonable endeavours to procure (to the extent provided for in the Development Management Agreement) that the Development Manager shall procure (to the extent provided for in the Trade Contracts) that the Trade Contractors make good all defects to the Works (including the snagging items referred to in the Certificate of Practical Completion) of which the Developer is aware (and in this respect the Developer shall ensure that the common parts and parts of the building retained by the Developer are inspected no later than 15 Business Days prior to the expiry of the Defects Period) and in respect of defects occurring within the Premises, being defects as have been notified to the Developer in writing no later than one month before the expiry of the Defects Period.

8.1.2                                                 Following the expiry of the Defects Period, the Developer shall not have any liability to the Tenant under this agreement for any costs, losses, damages and expenses resulting from any defects in the design, construction or materials used in relation to the construction of the Property save in respect of any claim made by or on behalf of the Tenant prior to such date.

8.1.3                                                 The Developer shall not be liable to compensate the Tenant in respect of any economic or consequential loss (including without limitation) loss of profits to the Tenant’s business as a consequence of:

(a)                       any breaches by the Developer of its obligations relating to the carrying out and completion of the Works; and/or

(b)                       the existence of defects or carrying out of any works under clause 8.1.1.

8.2                                        Defects Policy

8.2.1                                                 The Developer will use reasonable endeavours to procure that the Defects Policy is put in place as soon as reasonably practicable following Practical Completion and the Tenant is promptly provided with a copy of the Defects Policy together with all information relevant to such policy.

8.2.2                                                 The Developer shall promptly give all notices required, provide all information required and pay all insurance premiums and insurance premium tax, fees and commissions to the insurer as and when required.

8.2.3                                                 The Developer and the Tenant shall not, whether by act, default or omission do anything of any nature whatsoever which would render the Defects Policy void or voidable or reduce the amount of money which would, but for that, have been recoverable under it.

9.                            THIRD PARTY RIGHTS

9.1                                        The Developer shall procure that the Development Manager serves notices on the Key Consultants and the Principal Trade Contractors in respect of the Third Party Rights in favour of the Tenant no later than the Completion Date (but not before the Tenant has become legally bound to complete the Leases).

9.2                                        The Developer shall not be obliged to seek to obtain Third Party Rights from any party which has become insolvent or ceased to exist. For the purposes of this clause 9.2 only “insolvent” shall mean if the relevant party:

9.2.1                                                 goes into liquidation (other than a voluntary liquidation of a solvent company for the purpose of amalgamation or reconstruction); or

9.2.2                                                 has a winding-up petition; or

9.2.3                                                 has an application for an administration order made against it; or

9.2.4                                                 has any steps taken by it or any other person with a view to the appointment of an administrator of the relevant party (whether out of course or otherwise); or

9.2.5                                                 has a winding-up or administration order made against it; or

9.2.6                                                 is unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986; or

9.2.7                                                 enters into a composition with its creditors or a scheme of arrangement of its affairs; or

9.2.8                                                 has an administrator or an administrative receiver or a receiver or manager appointed (whether in the case of an administrator appointed out of court or otherwise) over all or any part of its undertaking or assets;

9.2.9                                                 being a limited liability partnership has a determination or order to wind up made or any proceedings or events are instituted or occur which have an analogous effect to any referred to in this clause 9.2.

10.                     VALIDATION ENGINEER

10.1                                 Inspection and monitoring by Validation Engineer

The Developer has appointed the Validation Engineer to witness and document the witnessing of the Pre-Commissioning and Commissioning tests in accordance with the specifications relating to them for such of the Building Systems the supply or fixing of which is included in the Works both separately and together.

10.2                                 Testing and representations

10.2.1                                          The Developer shall procure that the Tenant’s Representative is kept informed of the programme (including the sequencing) for the carrying out of any procedures for witnessing, documenting and reporting on the Pre-Commissioning and Commissioning that are relevant to the use and occupation of the Premises and the use of the common parts of the Building and the Tenant and the Tenant’s Representative (but limited to such number of people as is reasonable in the circumstances) shall be permitted to attend all such Pre-Commissioning and Commissioning other than inspections by the district surveyor.

10.2.2                                          The Developer shall instruct the Development Manager to instruct the Validation Engineer to take due account of (but without being bound by) any proper and reasonable representations made by or on behalf of the Tenant or by the Tenant’s Representative that are relevant to the use and occupation of the Premises during such procedures and confirmed in writing no more than two Business Days after such procedures as to the Pre-Commissioning and Commissioning.

10.3                                 Recommissioning work

To the extent that any works forming part of or arising from the Tenant’s Works lead to a need for commissioning, rebalancing, alteration of or adjustment to the Building Systems which would not otherwise need to have been undertaken, the Developer shall procure the carrying out of any necessary commissioning but at the reasonable cost of the Tenant in all respects (except where the necessary works arise from a defect or malfunction in the Building Systems not caused by the Tenant or anyone under its control).

11.                     DEVELOPER’S OBLIGATIONS

The covenants and obligations contained in this agreement relating to the Works and the making good of any defect shall be covenants and obligations binding on and personal to Mitsubishi Estate London Limited and shall not bind nor be enforceable against its successors in title.

12.                     TENANT’S WORKS

12.1                                 The Tenant shall, having at its own cost prepared the same, submit to the Developer (in triplicate) for approval, detailed plans, a specification and method statement of its proposals for the Tenant’s Works which shall be in accordance with the Tenant Guide. The provisions of clause 12 of each of the Leases shall govern whether the Developer’s approval is required or not and, if required, whether such approval is required not to be unreasonably withheld or delayed.

12.2                                 The Tenant shall not commence any part of the Tenant’s Works until the details of the Tenant’s Works have been approved by the Developer in writing and clause 12.3 of each of the Leases applies in respect of the Tenant’s Works for the relevant part of the Premises.

12.3                                 The Tenant shall carry out and complete the Tenant’s Category A Works on the terms set out in the Licence to Carry Out Tenant’s Works in respect of the part ground floor of the Premises following the approval of the Developer in accordance with clause 12.1.

12.4                                 If not granted by the commencement of the Tenant’s Works, on carrying out the Tenant’s Works, the Tenant shall comply with the obligations of the Tenant in the Licences to Carry out Tenant’s Works as if they had been granted.

12.5                                 The Tenant shall procure that all materials to be used in connection with the Tenant’s Works are delivered straight to (and kept within) the Premises and that all refuse is kept within suitable receptacles (to be provided by and at the cost of the Tenant) to be housed within the service yard at the Property ready for collection by the Corporation of London or other competent authority and the Tenant shall bear the costs of such collection.

12.6                                 In the event of any failure to comply with the provisions of this clause 12 the Developer may serve written notice on the Tenant specifying the breach and if the breach has not been remedied within 10 Business Days of the date of service of the notice, the Developer may serve further written notice requiring the Tenant and its contractors to cease carrying out works to until the failure is remedied to the reasonable satisfaction of the Developer.

12.7                                 The parties acknowledge that the Developer is not and will not become a client in respect of the Tenant’s Works for the purposes of the CDM Regulations. If and to the extent the Developer is a client in relation to the Tenant’s Works for the purposes of the CDM Regulations the Tenant agrees with the Developer to be treated as the only client for the purposes of the CDM Regulations in relation to the Tenant’s Works.

12.8                                 For the purposes of the CDM Regulations the Tenant:

12.8.1                                          warrants to the Developer that it has the competence to perform the duties imposed on a client by the CDM Regulations;

12.8.2                                          acknowledges that the Developer has not modified the design for the Tenant’s Works or arranged or instructed anyone else to do so; and

12.8.3                                          covenants:

(a)                       to comply in all respects with the CDM Regulations and procure that any person involved in carrying out such works complies with the CDM Regulations; and

(b)                       promptly to provide the Developer with a copy of the health and safety file for the Tenant’s Works prepared in accordance with the CDM Regulations and any code of practice or other guidance issued by any competent authority, to allow the Developer to inspect the original file and to hand the original file to the Developer under the Leases at the expiry or sooner determination of the term of the Leases.

12.9                                 The Tenant acknowledges that no partnership or agency relationship exists between the Developer and the Tenant in relation to the Tenant’s Works or is created by or in consequence of the execution of the Tenant’s Works or this agreement or otherwise.

12.10                          The Developer shall bear its own costs (including, without limitation, fees and expenses of their professional advisers) plus Value Added Tax in connection with the approval of plans and specifications for the Tenant’s Works and for monitoring and/or supervising the Tenant’s Works up to a maximum of twenty thousand pounds (£20,000) and above such maximum, the Tenant shall pay such reasonable and proper fees and expenses of the Developer plus Value Added Tax.

12.11                          Following completion of the Tenant’s Works the Tenant shall liaise with the person then responsible for the health and safety file for the Works as to any necessary updating of the health and safety file for the Works and/or Tenant’s Works and shall supply to such person all information, drawings and details of the Tenant’s Works as reasonably required by such person and shall use all reasonable endeavours to ensure that such updating is completed within four weeks of completion of the Tenant’s Works.

12.12                          The Tenant shall procure the supply of the following to the Developer as soon as reasonably practicable following receipt and with the Tenant using reasonable endeavours to procure the supply to the Developer within 30 Business Days of practical completion of the Tenant’s Works:

12.12.1                                   an electronic version of the final “as-built” scale drawings of the Tenant’s Works;

12.12.2                                   an electronic version of the final “as-built” scale drawings of the mechanical, electrical and other installations and services of the Tenant’s Works;

12.12.3                                   the proposed entries in the health and safety file for the Premises in respect of the Tenant’s Works; and

12.12.4                                   a schedule listing the names and addresses of all contractors and principal sub-contractors and suppliers who have been involved in or concerned with the Tenant’s Works.

12.13                          As soon as practicable after the later of:

12.13.1                                   the date of actual completion of the Leases; and

12.13.2                                   approval by the Developer of all aspects of the Tenant’s Works,

the Developer shall grant and the Tenant and the Guarantor shall take up and execute each of the Licences to Carry Out Tenant’s Works which shall contain within it an obligation to deliver a set of “as built” drawings of the Tenant’s Works and specifications relating to the relevant Premises to the Developer immediately following completion of the Tenant’s Works.

13.                     NOT USED

14.                     INSURANCE

14.1                                 Insurance of the Works

14.1.1                                          The Developer shall insure the Premises and the Works in accordance with the obligations on the part of the landlord relating to insurance contained in the Leases.

14.1.2                                          Section 47 of the Law of Property Act 1925 does not apply to this agreement.

14.2                                 Insurance of the Tenant’s Works

14.2.1                                          Unless the Developer agrees at the Tenant’s cost to insure the same, until the date of practical completion of the Tenant’s Works, the Tenant shall keep the Tenant’s Works insured against the Insured Risks and insure against public liability of not less than ten million pounds (£10,000,000) and on such terms and with a reputable insurance office.

14.2.2                                          The Developer shall use reasonable endeavours to procure that the insurers of the Property waive their subrogation rights in respect of the Tenant and the Tenant’s contractor in respect of the Tenant’s Works. The Tenant shall pay any additional premium properly payable in respect of the insurance of the Property and:

(a)                       provide all such information as the insurers of the Property may reasonably request in respect of the Tenant’s Works; and

(b)                       comply with all requirements of the insurers of the Property in respect of the carrying out of the Tenant’s Works.

14.2.3                                          In the event that the insurers of the Property do not agree to waive their subrogation rights in respect of the Tenant and the Tenant’s contractor, the parties shall act reasonably to agree reasonable alternative insurance arrangements in respect of the Tenant’s Works.

14.2.4                                          The Tenant shall produce to the Developer whenever reasonably required written evidence of such insurance cover as mentioned in this clause 14.2.

15.                     COPYRIGHT

15.1                                 Insofar as the copyright to any drawings or other intellectual property (which do not relate to information technology or proprietary software) relevant to the Works is owned by the Developer or that such copyright or other intellectual property relevant to the Tenant’s Works (including but not limited to the health and safety file referred to in clause 12.12.3) is owned by the Tenant (or the Developer or the Tenant respectively have power, without incurring liability for payment of money or otherwise, to grant licence to use or reproduce the same) the Developer and the Tenant hereby irrevocably grant to each other a non-exclusive, royalty free licence (which will be assignable and sub-lettable) to use and reproduce the same for the purposes set forth in clause 15.2 below.

15.2                                 The Developer and the Tenant undertake that they shall observe all restrictions on copyright and other intellectual property rights applicable to and treat as supplied in confidence all drawings, plans, specifications, costs, information, trade contract documents and calculations supplied by their respective contractors, consultants or agents (in respect of the Developer including but not limited to the Construction Manager, Development Manager, Key Consultants and/or Trade Contractors) or any third party engaged, instructed or retained by them in connection with the Works or the Tenant’s Works (as the case may be) and will not use or permit to be used any of the same otherwise than exclusively in connection with the planning and execution of the Works or the Tenant’s Works (as the case may be) and that each of them shall use all reasonable endeavours to procure compliance with this clause 15.2 by respective contractors, consultants or agents (in respect of the Developer including but not limited to the Construction Manager, Development Manager, Key Consultants and/or Trade Contractors) or any third party engaged, instructed or retained by them in connection with the Works or the Tenant’s Works (as the case may be) or the matters provided for in this agreement.

16.                     MEASUREMENT OF THE PREMISES

16.1                                 The Measurement Surveyor has been appointed by the Developer at its own cost and the terms of his appointment require him to issue to the Tenant a duty of care in favour of the Tenant in the form attached to this agreement as Appendix 8 and the Landlord shall use reasonable endeavours to enforce such obligation.

16.2                                 The Measurement Surveyor shall act as an expert and not an arbitrator and his decision, as to the Net Internal Area of the Measured Area, shall be final and binding on the parties to this agreement.

17.                     RENT COMMENCEMENT DATE

The Rent Commencement Date for each Lease shall be the day following the end of the Rent Free Period for that Lease.

18.                     DEVELOPER’S CONTRIBUTION

18.1                                 The Developer shall not be obliged to provide carpets, grommets or the Tenant’s Category A Works as part of the Works and in lieu thereof the Developer will on completion of the Leases pay to the Tenant the Developer’s Contribution.

18.2                                 The Value Added Tax exclusive amount of the Developer’s Contribution shall be:

18.2.1                                          seventy three thousand, two hundred and ninety pounds and eighty pence (£73,290.80) in respect of the Tenant’s Category A Works;

18.2.2                                          seven thousand four hundred and seventy five pounds and thirty pence (£7,475.30) being thirty five pounds (£35) per grommet at a ratio of one grommet per 10 square metres of Net Internal Area of the Premises, as such Net Internal Area is set out in Schedule 1; and

18.2.3                                          fifty three thousand, three hundred and ninety five pounds (£53,395) being twenty five pounds (£25) for carpet for each square metre of Net Internal Area of the Premises, as such Net Internal Area is set out in Schedule 1.

18.3                                 In addition to the Developer’s Contribution the Developer shall also pay to the Tenant an amount equal to the Value Added Tax arising in respect of the Developer’s Contribution within 10 Business Days of production to the Developer of a proper and valid Value Added Tax invoice or invoices issued in the Tenant’s own name and addressed to the Developer relating to the Developer’s Contribution.

19.                     GRANT AND COMPLETION

19.1                                 Leases

19.1.1                                          The terms of each of the Leases shall be calculated and shall commence on the Completion Date.

19.1.2                                          The first rent review date specified in each of the Leases shall be the fifth anniversary of the Completion Date and subsequent dates for review of the rent shall be determined in accordance with the each of the Leases.

19.1.3                                          The Initial Rent shall be payable in accordance with the terms of each of the Leases with effect from the Rent Commencement Date.

19.1.4                                          The liability to pay the insurance premiums or any other payment due to the Developer under each of the Leases commences on the Completion Date.

19.2                                 Preparation of documents

The Leases and the counterparts shall be prepared by the Developer’s Solicitors and engrossments of the counterparts shall be delivered to the offices of the Tenant’s Solicitors at least three Business Days before the Completion Date.

19.3                                 Completion

19.3.1                                          On the Completion Date (and again on the date of actual completion if later) and before completion shall take place, the Tenant shall, as a pre-condition to the  Developer’s obligation to complete, procure that there is delivered to the Developer’s Solicitors, addressed to the Developer, the Guarantor’s Legal Opinion.

19.3.2                                          On the Completion Date:

(a)                       the Developer shall grant and the Tenant and the Guarantor shall accept the Leases;

(b)                       the Developer, the Tenant and the Guarantor shall enter into the Side Deed;

(c)                        (if and to the extent that the Tenant’s Works have been approved by the Developer by that date) the Developer, the Tenant and the Guarantor shall enter into the Licences to Carry out Tenant’s Works;

(d)                       the Developer shall pay to the Tenant the Developer’s Contribution; and

(e)                        the Developer shall provide the Tenant with evidence of the service of the Third Party Rights in favour of the Tenant pursuant to clause 9.1.

19.3.3                                          Completion shall take place at the Developer’s Solicitors’ offices or where they reasonably require.

19.3.4                                          The money due on completion shall be paid by direct credit from the Developer’s Solicitors’ client account (which the Developer’s Solicitors must receive as cleared funds by 2 p.m. on the day of completion) to the bank account specified by the Tenant’s Solicitors or by any other method reasonably agreed between the Developer’s Solicitors and the Tenant’s Solicitors.

19.3.5                                          If the Developer’s Solicitors agree to complete by post it will be at the Tenant’s risk.

20.                     VACANT POSSESSION

Vacant possession of the Premises shall be given on completion of the Leases.

21.                     TITLE

21.1                                 The Developer’s title to the Premises and the Property and to grant the Leases as at the date of this agreement has been deduced in full and copies of the contents of the Electronic Data Room made available to the Tenant’s Solicitors and the Tenant will be deemed to take the Leases with full knowledge of the Developer’s title to the Premises and the Property as disclosed and, subject to clause 21.3, the Tenant will raise no objections or requisitions about them.

21.2                                 Each Lease shall be granted with full title guarantee subject to the following modifications:

21.2.1                                          the covenant set out in section 3(1) of the Law of Property (Miscellaneous Provisions) Act 1994 will not extend to the words “and could not reasonably be expected to” in that section; and

21.2.2                                          the Landlord shall not be liable under any of the covenants set out in section 3(2) of the Law of Property (Miscellaneous Provisions) Act 1994.

21.3                                 The Tenant shall be entitled to raise reasonable and proper requisitions in relation to any matter relating to the title to the Property at the Land Registry which comes into existence after the date of this agreement or in respect of matters revealed by the Tenant’s pre-completion searches at the Land Registry in form OS1 and not revealed to it by the searches which the Tenant made or which a prudent tenant would or should have made prior to the date of this agreement.

22.                     MATTERS AFFECTING THE PREMISES

22.1                                 The Premises will be demised subject to and with the benefit of all and any of the following in existence before the actual date of completion:

22.1.1                                          the matters contained or referred to in the entries appearing on the registered title to the Property except for entries to secure monies;

22.1.2                                          the matters contained or referred to in the Electronic Data Room to the extent that they are still subsisting and capable of being enforced or of taking effect;

22.1.3                                          all matters capable of registration as local land charges or otherwise whether registered or not;

22.1.4                                          all notices served and proposals, requirements or agreements made (whether or not subject to confirmation) by or (as the case may be) with any competent authority or arising under statute;

22.1.5                                          any unregistered interests which fall within any of the paragraphs of Schedule 3 of the Land Registration Act 2002 (when read together with paragraphs 7 to 13 of Schedule 12 of that Act);

22.1.6                                          PPP leases as defined in section 90 of the Land Registration Act 2002; and

22.1.7                                          all matters disclosed or which might reasonably be expected to be disclosed by searches and enquiries made by or on behalf of the Tenant or which a prudent purchaser ought to make.

22.2                                 The Tenant shall be deemed to take the Leases with full knowledge of the matters subject to which the Leases are granted and will raise no enquiries, objections or requisitions about them.

23.                     CONDITIONS

23.1                                 This agreement incorporates the Conditions, except to the extent that they are varied or excluded by or are inconsistent with the terms set out in this agreement. References to “Seller” and “Buyer” will mean the Developer and Tenant respectively.

23.2                                 Conditions 1.1.4, 1.2, 1.3.5(c), 1.3.7(e), 1.4, 2.2, 3.1.1, 3.1.2., 3.1.3, 6.1, 6.2 6.3, 6.6.2, 6.6.3, 7, 9.3 and 10 do not apply to this agreement.

23.3                                 Condition 1.1.3(b) is varied by the addition of the following words at the end of it: “or if the Seller produces reasonable evidence that the Premises will be released from such mortgages on or before the Completion Date”. Condition 8.8.1 is varied by the addition of the following at the end: “under this condition but not otherwise”.

23.4                                 Condition 1.3.2 is varied by the addition of the words: “at the address and with the reference (if any) stated in the contract” after the words “party’s conveyancer”.

23.5                                 Condition 1.3.3 does not apply and the following wording is substituted for it: “Transmission by fax is a valid means of giving a notice or delivering a document where delivery of the original document is not essential provided all relevant parts of the document or notice are received by the intended recipient in a legible state. Transmission by email is not a valid means of giving a notice or delivering a document”.

23.6                                 Condition 1.3.7(a) is varied by the deletion of the words “first class post” and the addition in their place of the words “a registered post service within the meaning of the Postal Services Act 2000”. Condition 1.3.7(b) does not apply to this agreement. Condition 1.3.8 does not apply to this agreement.

23.7                                 Condition 6.4.2 is varied by the deletion of the words “if to do so is reasonable” and the addition in their place of the words “if the contract so states” and by the deletion of the words “or obtain, pay for” and the addition of the words “at the Buyer’s expense” in their place, and by the addition of the following at the end: “The Seller shall not be required to include any matter in the statutory declaration which is not, after reasonable enquiry within its personal knowledge.”

23.8                                 Condition 8.1.2 is varied by the deletion of the words “after 2.00 p.m.” and the addition of the words “by the bank account specified by the Seller’s Solicitors for the purpose after 2.00 p.m.” and by the addition of the words “(as amended or supplemented by this agreement)” after the words “8.3 and 9.3”.

23.9                                 Condition 8.3.3 is varied by the deletion of the word “buyer” and the addition in its place of the word “seller” and the deletion of the words “from the beginning” and the addition in their place of the words “to the end”.

23.10                          Condition 8.3.4 is varied by adding “(or 1/366th if the relevant period includes 29 February 2016” after the words 1/365th).

24.                     NOT USED

25.                     ENTIRE AGREEMENT

25.1                                 The parties acknowledge that this agreement and any document annexed to it contain all of the express terms of the agreement between them.

25.2                                 The Tenant and the Guarantor acknowledge that:

25.2.1                                          except for the written replies made by the Developer’s Solicitors to the formal written pre-contract enquiries made by the Tenant’s Solicitors or as contained in other written correspondence between the Developer’s Solicitors and the Tenant’s Solicitors (including e mail), they have not relied on, or taken into account any statement or representation made by or on behalf of the Developer, whether written or oral (and including any made negligently), in deciding to enter into this agreement; and

25.2.2                                          they shall not be entitled to make any requisition or claim in respect of the state of repair or condition of the Premises or the compliance or non-compliance of the Premises or its use with any legislation.

25.3                                 Condition 9.1.1 is varied to read: “If any plan or statement in the contract or in the written replies made by the Developer’s Solicitors to any formal written enquiry made by the Tenant’s Solicitors before the date of this agreement is or was misleading or inaccurate due to any error or omission the remedies (including any remedy based on negligence) available are as follows.”

25.4                                 Nothing in this clause 25 will operate to limit or exclude any liability for fraud.

26.                     STATE AND CONDITION

Other than in respect of the Developer’s obligations in respect of the Works, the Developer makes no warranty or representation as to the state and condition of the Premises or the Property nor that the Premises may be used for the use permitted by the Leases or for any other purpose (whether by reason of the state and condition of the Premises or otherwise).

27.                     DEALING WITH THIS AGREEMENT

This agreement is personal to CRA International (UK) Ltd (incorporated and registered in England and Wales under company registration number 04007726) as the Tenant and the Tenant shall not assign, charge or deal in any way with the benefit of this agreement and the Developer shall only execute the Leases in favour of the Tenant and the Guarantor and the Tenant and the Guarantor shall personally accept the Leases and execute the counterpart of the Leases.

28.                     NO DEMISE

This agreement does not operate as a demise of the Premises and (except as expressly stated in this agreement) the Tenant has no estate, right, title or interest in the Premises or any part of it.

29.                     CONFIDENTIALITY, PRESS RELEASE AND INTERNAL DISCLOSURE

29.1                                 Except insofar as required to comply with stock exchange or Statutory Requirements (either in the United Kingdom or in any other jurisdiction) in relation to either the Developer or the Tenant or in relation to any company within the same Group as either of them or properly in connection with any dealing or financing of the Property or the Development:

29.1.1                                          the terms and conditions of this agreement shall not be released by any party to the press or any periodical journal nor shall any party make any public announcement about it without the prior written consent of the Developer or the Tenant (as the case may be), such consent not to be unreasonably withheld or delayed; and

29.1.2                                          each party shall treat this agreement as confidential to it and to its advisers, bankers and other parties involved in the grant of the Leases.

29.2                                 Neither party shall issue a press release in respect of the entry into this agreement or the grant of the Leases without the consent of the Developer or the Tenant (as the case may be), such consent not to be unreasonably withheld or delayed.

29.3                                 The Tenant may release information to its staff prior to the issue of any press release. The details and timing of the release of such information (if it contains details of the financial or commercial terms of this agreement) are to be agreed by the Developer, acting reasonably.

30.                     DISPUTES

30.1                                 Any dispute or difference shall be subject to and referred to the non-exclusive jurisdiction of the English Courts and shall be formally determined by legal proceedings which may review and revise any matter and any decision of any adjudicator relating to such dispute. This Agreement shall be governed by and construed in accordance with English law.

30.2                                 If there is a dispute or difference between the parties, or the parties are unable to agree a matter required or contemplated by this agreement, either party may notify the other that there is a dispute or difference by serving a written notice to that effect on the other party (a “Dispute Notice”). If a Dispute Notice is served representatives of the Developer and Tenant having the authority to resolve the dispute or difference shall meet promptly and use reasonable endeavours acting in good faith to resolve the dispute or difference by joint discussion.

30.3                                 Either Party may give notice at any time of its intention to refer the dispute or difference if it relates to the Works to the Adjudicator.

30.4                                 If such dispute or difference is referred to the Adjudicator in accordance with clause 30.5 the then current rules of the Technology and Construction Solicitors’ Association shall apply.

31.                     TERMINATION

31.1                                 Developer’s right to terminate

If any of the following events occurs then the Developer may forthwith by notice in writing to the Tenant at any time terminate this agreement without prejudice to any right or remedy of any party to this agreement against any other party in respect of any prior breach of this agreement:

31.1.1                                          there is any breach of the warranties, covenants and other obligations of the Tenant and/or (as the case may be) the Guarantor under this agreement which (if capable of remedy) is not remedied by the Tenant and/or (as the case may be) the Guarantor within such reasonable period as the Developer stipulates;

31.1.2                                          the Tenant and/or (as the case may be) the Guarantor:

(a)                       is unable to pay, or has no reasonable prospect of being able to pay, its debts within the meaning of section 123 or sections 222 to 224 of the Insolvency Act 1986 (but disregarding references in those sections to proving it to the court’s satisfaction);

(b)                       resolves or its directors resolve to enter into, or it enters into, or it or its directors commence negotiations or make any application to court in respect of, or call or convene any meeting for the approval of any composition, compromise, moratorium (including a moratorium statutorily obtained, whether as a precursor to a voluntary arrangement under the Insolvency Act 1986 or otherwise, or a moratorium informally obtained), scheme or other similar arrangement with its creditors or any of them, whether under the Insolvency Act 1986, the Companies Act 2006 or otherwise;

(c)                        resolves, or its directors resolve, to appoint an administrator of it, or to petition or apply to court for an administration order in respect of it, or a petition or an application for an administration order is made in respect of it, or an administration order is made in respect of it, or any step under the Insolvency Act 1986 is taken to appoint an administrator of it out of court, or it enters administration;

(d)                       requests or suffers the appointment of a Law of Property Act 1925, court appointed or other receiver or receiver and manager, or similar officer over or in relation to the whole or any part of its undertaking, property, revenue or assets, or any person holding security over all or any part of its undertaking, property, revenue or assets takes possession of all or any part of them or requests that such a person does so;

(e)                        resolves or its directors resolve to wind it up, whether as a voluntary liquidation or a compulsory liquidation, or its directors take any step under the Insolvency Act 1986 to wind it up voluntarily or to petition the court for a winding-up order, or a winding-up petition is presented against it, or a provisional liquidator is appointed to it, or it goes into liquidation within the meaning of section 247 of the Insolvency Act 1986;

(f)                         is dissolved, or is removed from the Register of Companies at Companies House, or ceases to exist (whether or not being capable of reinstatement or reconstitution) or threatens to cease to exist, or its directors apply for it to be struck-off the Register of Companies at Companies House; or

(g)                        is, or becomes, subject to, or takes or has taken against it or in relation to it or the whole or any part of its undertaking, property, revenue or assets, any finding, step, process or proceeding in any jurisdiction other than England and Wales which is equivalent, analogous, corresponding or similar to any of the findings, steps, processes or proceedings mentioned in clauses 31.1.2(a) to 31.1.2(f), and whether or not any such finding, step, process or proceeding has been taken in England and Wales; or

31.1.3                                          the Tenant and/or (as the case may be) the Guarantor ceases to carry on all of its business.

31.2                                 Termination generally

31.2.1                                          The Tenant’s right to terminate under this clause 31 shall cease to have effect on the date on which the Tenant takes possession of the Premises for any purpose.

31.2.2                                          Any termination of this agreement shall be without prejudice to any right or remedy of any party to this agreement against any other party in respect of any prior breach of this agreement.

31.3                                 Effect of termination

31.3.1                                          On determination of this agreement, the Tenant shall:

(a)                       (if required by the Developer) at its own expense immediately remove any works (including any Tenant’s Works) carried out by the Tenant at the Premises and reinstate the Premises to the same state and condition in which they were prior to the carrying out of such works; and

(b)                       apply for the removal of any unilateral notice registered against the title to the Property at the Land Registry.

31.3.2                                          Any default in carrying out such works of removal and reinstatement shall entitle the Developer to carry out such work at the expense of the Tenant and all reasonable and proper costs and expenses incurred shall be repaid by the Tenant to the Developer on demand and recoverable as a debt due from the Tenant.

31.3.3                                          This clause 31.3 shall remain in full force and effect notwithstanding the termination of this agreement.

32.                     GUARANTEE

32.1                                 The Guarantor confirms that it is not subject to any process of dissolution or insolvency proceedings or any other litigation proceeding that challenges the legality validity or enforceability of this agreement.

32.2                                 In consideration of the Developer entering into this agreement with the Tenant at the Guarantor’s request the Guarantor as a primary obligation:

32.2.1                                          guarantees to the Developer that the Tenant shall promptly comply with the terms and conditions contained in this agreement and the Leases;

32.2.2                                          shall indemnify and keep the Developer indemnified against all losses, damages, costs and expenses arising as a result of any default by the Tenant in complying with the terms and conditions contained in this agreement and the Leases provided that the Guarantor’s liability under this clause shall be no greater than the liability of the Tenant in relation to the default complained of;

32.2.3                                          shall execute the counterpart of the Leases (and any other document to be entered into by the Tenant) as surety for the Tenant as and when called on to do so by the Developer;

32.2.4                                          agrees that no time or indulgence granted to the Tenant by the Developer nor any variation of the terms of this agreement nor any other thing by virtue of which but for this provision the Guarantor would have been released will in any way release the obligations of the Guarantor to the Developer under this clause 32; and

32.2.5                                          agrees that if this agreement is disclaimed by or on behalf of the Tenant under any statutory or other power or if this agreement is terminated under clause 32, the Guarantor shall if so required by the Developer by written notice within three months after notice of a disclaimer has been received by the Developer or after such termination enter into a new contract with the Developer in the same form as this agreement (except for this clause 32) and the new contract shall take effect from the date of the disclaimer and the Guarantor shall pay the Developer’s proper costs and disbursements together with VAT incurred in the preparation and completion of the new contract and execute and deliver it to the Developer.

33.                     VALUE ADDED TAX

33.1                                 If this agreement or anything in it gives rise to a taxable supply for Value Added Tax purposes by either party to the other, the paying party will pay to the recipient party a sum equal to that Value Added Tax in addition to any other consideration against provision of a valid Value Added Tax Invoice.

33.2                                 The Tenant declares that it has no intention of using the Premises or any part of it or of allowing it to be used whether by sub-letting or otherwise in such a way as to give rise to the disapplication of any option to tax made by the Developer.

33.3                                 The Tenant shall indemnify and keep indemnified the Developer against all Value Added Tax which the Developer has to repay to HM Revenue & Customs including any under the capital goods scheme and against all Value Added Tax which is irrecoverable by the Developer (together in each case with interest, penalties and costs) due to the disapplication of any option to tax made by the Developer arising in any way from the use of the Premises or part or parts of it by the Tenant or anyone authorised by the Tenant for an exempt purpose.

34.                     CONSTRUCTION INDUSTRY DEDUCTION SCHEME

34.1                                 In this clause 34 “Regulations” means the Income Tax (Construction Industry Scheme) Regulations 2005 SI 2005/2045.

34.2                                 The parties acknowledge that if the Developer must operate the Regulations in respect of the Developer’s Contribution the Developer shall make payment gross, or under deduction of basic rate or higher rate tax as directed for the time being by HM Revenue & Customs, in compliance with Regulation 6 of the Regulations.

34.3                                 In a case where the Tenant is not registered to receive payment gross, the Tenant shall provide the Developer with details of the total amount included in the Developer’s Contribution that represents the direct cost of materials used or to be used in carrying out the construction operations under this agreement to enable the Developer to discharge its obligations to provide a monthly return under section 70 of the Finance Act 2004 and Regulation 4 of the Regulations.

34.4                                 The Tenant shall promptly inform the Developer of any change in its status under the Construction Industry Scheme or if any other fact or circumstance may affect the Developer’s ability to comply with its obligations under the Construction Industry Scheme pursuant to this agreement.

34.5                                 Where any error or omission has occurred in calculating or making a deduction from the Developer’s Contribution such that an over-deduction is made, the Developer shall correct that error by making a payment to the Tenant of the sum over-deducted.

34.6                                 Where any error or omission has occurred in calculating or making a deduction from the Developer’s Contribution such that an under-deduction is made the Tenant shall correct that error by payment to the Developer of the sum which should have been but was not deducted.

34.7                                 The Tenant agrees with the Developer that the Tenant shall comply with the Construction Industry Scheme in the event that it becomes a contractor as defined in section 59 of the Finance Act 2004 in relation to any action taken or payments made in connection with this agreement.

35.                     NON-MERGER

The provisions of this agreement shall remain in full force and effect (notwithstanding completion of the Leases) to the extent that they remain to be complied with.

36.                     NO PARTNERSHIP

This agreement is not intended to create any partnership between any of the parties to this agreement.

37.                     NOTICES

Notices to:

37.1                                 the Developer shall be marked for the attention of Shinichi Kagitomi at Mitsubishi Estate London Limited, 125 London Wall, London EC2Y 5AL with copies to:

37.1.1                                          the Developer by e mail at kagitomi@mitsubishi-estate.co.uk;

37.1.2                                          the Development Manager marked for the attention of Henry Williams at Stanhope Plc, 2nd Floor, 100 New Oxford Street, London WC1A 1HB and sent by e mail to henry.williams@stanhopeplc.com; and

37.1.3                                          the Developer’s Solicitors marked for the attention of Hugh Picton Phillipps at Nabarro LLP, 125 London Wall, London EC2Y 5AL and sent by e mail to h.picton-phillipps@nabarro.com;

37.2                                 the Tenant shall be marked for the attention of Amanda Olsen at CRA International (UK) Limited, 99 Bishopsgate, London EC2M 3XD with copies to:

37.2.1                                          the Tenant by e mail at aolsen@crai.co.uk;

37.2.2                                          the Tenant’s Representative marked for the attention of Frances Warner Lacey at CBRE, St. Martin’s Court, 10 Paternoster Row, London EC4M 7HP and sent by e mail to Frankie.warnerlacey@cbre.com; and

37.2.3                                          the Tenant’s Solicitors marked for the attention of Andrew Stobbart at Bird & Bird LLP, 15 Fetter Lane, London EC4A 1JP and sent by e mail to andrew.stobbart@twobirds.com.

37.3                                 the Guarantor shall be marked for the attention of Chad Holmes, Chief Financial Officer, Executive VP & Treasurer, Charles River Associates, 200 Clarendon Street, Boston, MA 02116 United States of America with copies to:

37.3.1                                          the Guarantor by e mail at cholmes@crai.com; and

37.3.2                                          the Tenant’s Solicitors marked for the attention of Andrew Stobbart at Bird & Bird LLP, 15 Fetter Lane, London EC4A 1JP and sent by e mail to andrew.stobbart@twobirds.com.

38.                     COSTS

Unless expressly stated the parties to this agreement will be responsible for their own costs and the costs of their solicitors and surveyors in connection with the preparation, negotiation and completion of this agreement and the grant of the Leases.

39.                     CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

Unless expressly stated nothing in this agreement will create any rights in favour of any person pursuant to the Contracts (Rights of Third Parties) Act 1999.

40.                     NOTING OF THE AGREEMENT

The Tenant shall not be entitled to note this agreement or the Leases or any rights granted in the Leases against the Developer’s title other than by virtue of a unilateral notice and shall not without the consent of the Developer (which may be withheld in the Developer’s absolute discretion) send this agreement or a copy thereof to the Land Registry provided always that this clause shall not prevent the Tenant making an application for first registration of the Leases nor an application to note rights granted in the Leases after completion.

41.                     GOVERNING LAW AND JURISDICTION

41.1                                 This agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) are governed by the law of England and Wales.

41.2                                 The parties irrevocably agree that the courts of England and Wales have exclusive jurisdiction to determine any dispute or claim that arises out of or in connection with this agreement or its subject matter or formation (including non-contractual disputes or claims).

This agreement has been entered into on the date stated at the beginning of it.

Schedule 1

Premises

Premises on the part ground and fourth floors within the Property as shown (for the purpose of identification) edged red on Plans 1 and 2 as follows:

Premises	Area - NIA	Rent – per sq. ft.	Rent Free Period	Allocated female lockers	Allocated male lockers	Allocated cycle spaces
Unit 2, Part Ground Floor	3,069 sq. ft.	£62.50	18 months	1	1	3
Fourth Floor	19,921 sq. ft.	£72.50	26 months	10	10	20

Schedule 2

Works

Redevelopment of the Property behind partially retained facade to South Place and erection of a new 9 storey office building with alternative uses of part ground and part lower ground for retail, roof top and basement M & E plant, together with servicing facilities and associated ancillary works as further specified in the Documents set out at Appendix 6.

Schedule 3

Part 1

Key Consultants

Party	Role	Date of Appointment
Wilkinson Eyre Architects Limited	Architect	23.03.2015
Lend Lease Construction (EMEA) Limited	Construction Manager	16.12.2014
Waterman Structures Limited	Structural Engineer	20.02.2015
WSP UK Limited	Building Services Engineer	27.02.2015
Core Group Limited	Validation Engineer	27.02.2015
PFB Construction Management Services Limited	CDM Co-ordinator	25.02.2015

Part 2

Principal Trade Contractors

Party	Responsibility	Date of Contract
AJ Morrisroe & Sons Limited	Sub-structure concrete and super-structure concrete	16.04.2014
William Hare Limited	Steelwork	01.05.2014
Lyons & Annoot Limited	Blockwork	08.10.2014
Measom (Dryline) Limited	Dry Walls	13.02.2015
Lindner Interiors Limited	Ceilings	01.12.2014
Schindler Fenster & Fassaden GmbH	Unitized Curtain Walling/ Mansard & Timber Windows	27.08.2014
Grants of Shoreditch Limited	Precast concrete cladding	04.08.2014
PAYE Stonework & Restoration Limited	Retained façade stone	28.07.2014
Richardson Roofing Company Limited	Slate Mansard Roofing	05.02.2014

Party	Responsibility	Date of Contract
Briggs Amasco Limited	Roofing	06.10.2014
Gardner & Co. (Kent) Limited	Ductwork	31.07.2014
Phoenix ME Limited	Electrical Services	20.08.2014
Michael J Lonsdale Limited	Mechanical Services	31.07.2014
SFS Fire Services Limited (t/a Hall & Kay Fire Engineering)	Sprinkler Services	31.07.2014
Electracom Projects UK Limited	Building Management System	31.07.2014
EA-RS Group Limited	Fire Alarm Services	20.08.2014
Beacon Security & Communications Limited	Developer’s security	10.11.2014
Mitsubishi Electric Europe B.V.	Lifts	28.07.2014
The BDL Group PLC	Toilets	15.10.2014

Signed by	)
a duly authorised signatory for and on	)
behalf of	)
MITSUBISHI ESTATE LONDON LIMITED	) /s/ Yuichiro Shioda
Director

Executed as a deed by CRA INTERNATIONAL
(UK) LIMITED acting by a director in the	[Signature]
presence of:
/s/ Chad M. Holmes

Director

Signature of witness	/s/ Janet Just
Name (in BLOCK CAPITALS)	JANET JUST
Address	One South Wacker Drive, 34th Floor
Chicago, IL 60606

Signed as a deed on behalf of
CRA INTERNATIONAL, INC. a company
incorporated in Massachusetts, United
States of America by	/s/ Chad M. Holmes

being a person who, in accordance with the	Authorised Signatory
laws of the territory, is acting under the
authority of the company

Appendix 1

Electronic Data Room

Appendix 2

Leases

Appendix 3

Licences to Carry out Tenant’s Works

Appendix 4

Forms of Third Party Rights

Appendix 5

Tenant Guide

Appendix 6

Base building specification and category A specification

Appendix 7

CAD Exercise Area Measurement Report

Appendix 8

Duty of Care Letter

Appendix 9

Guarantor’s Legal Opinion

Appendix 10

Defects Policy

Appendix 11

Side Deed